Exhibit 3(i)(a)

ARTICLES OF AMENDMENT
TO THE
RESTATED ARTICLES OF INCORPORATION
OF NEXTERA ENERGY, INC.

Document Number of Corporation: M04961

Pursuant to the provisions of Section 607.1006, Florida Statutes, the undersigned Florida Profit Corporation adopts the following amendments to its Restated Articles of Incorporation, as amended:

1.    The name of the corporation is NextEra Energy, Inc. (the “Corporation”).

2.    The amendment to the Restated Articles of Incorporation, as amended (the “Restated Articles”), of the Corporation approved by the shareholders of the Corporation is that the text of Section 3 of ARTICLE IV of the Restated Articles is amended to read in its entirety as follows:

ARTICLE IV

Section 3. Removal. A director may be removed by the majority vote of the entire Board of Directors. A director may also be removed by shareholders.

Notwithstanding the foregoing, and except as otherwise provided by law, in the event that holders of any class or series of Preferred Stock are entitled, voting separately as a class, to elect one or more directors, only the holders of that class or series may participate in a vote with respect to the removal by shareholders of a director so elected.

3.    The amendment to the Restated Articles approved by the shareholders of the Corporation is that the text of ARTICLE V of the Restated Articles is amended to read in its entirety as follows:

ARTICLE V

Action by Shareholders

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders, for any purpose or purposes, may be called by the Chairman of the Board of Directors, the President or the Secretary of the Corporation, and shall be called upon the written request of a majority of the entire Board of Directors or the holder or holders of not less than 20% of all the outstanding shares of stock of the Corporation entitled to vote on the matter or matters to be presented at the meeting. Such request shall state the purpose or purposes of the proposed meeting.

4.     The amendment to the Restated Articles of the Corporation approved by the shareholders of the Corporation is that the text of ARTICLE VI of the Restated Articles is amended to read in its entirety as follows:

ARTICLE VI

[Reserved]

5.     The amendment to the Restated Articles approved by the shareholders of the Corporation is that the text of ARTICLE VII of the Restated Articles is amended to read in its entirety as follows:

ARTICLE VII

Amendment of Articles of Incorporation and Bylaws

Section 1. Articles of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions of this Article VII, and the provisions of the first sentence of Section 3 of Article III, and Articles IV V, and VI, may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of Voting Stock, voting together as a single class.

Section 2. Bylaws. The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors. Bylaws adopted by the Board of Directors may be repealed or changed, and new bylaws may be adopted, by shareholders only if such repeal, change or adoption is approved by the affirmative vote of the holders of at least a majority of the then outstanding Voting Stock, voting together as a single class.

6.    Each amendment was duly proposed, and recommended, by the Board of Directors of the Corporation to the Corporation’s shareholders, and was duly approved by the Corporation’s shareholders, and adopted, on May 21, 2015, all pursuant to Section 607.1003 of the Florida Statutes.

7.    The number of votes cast for each amendment by the shareholders was sufficient for approval of each amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name by the undersigned, thereunto duly authorized, on May 21, 2015.

NEXTERA ENERGY, INC.

By:	/s/ Charles E. Sieving
Charles E. Sieving
Executive Vice President &
General Counsel